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TWIN DISC, INC., ANNOUNCES SIGNIFICANTLY HIGHER FISCAL 2004 THIRD-QUARTER AND
NINE-MONTHS EARNINGS

Third-Quarter EPS $0.62 versus $0.18
Nine-Months EPS $0.86 versus Loss of $1.54
Trailing 12 Months EPS $1.56 versus Loss of $1.05
Management Sees Improving Earnings Trend Continuing

RACINE, WISCONSIN-April 16, 2004-Twin Disc, Inc. (NYSE: TDI), today announced financial results for the fiscal 2004 third quarter and the nine-month period ended March 31, 2004. For the fifth consecutive quarter, earnings improved year-over-year and for the third consecutive quarter the backlog of orders to be shipped in the next six months increased.

Net sales for the third-quarter of fiscal 2004 increased 3.0 percent to $48,606,000 from $47,177,000 for the same period last year. Sales were positively impacted by net favorable currency exchange rates, primarily the stronger Euro and Australian dollar in relation to the U.S. Dollar, of approximately $3.0 million when compared to the same quarter last year. The Company's joint venture agreement governing its subsidiary in Japan was amended effective in the fiscal first quarter. The effect of this change had no impact on net earnings during this quarter. Last year's fiscal third quarter results however, included $3.5 million in sales for certain territories that are no
longer recognized by the joint venture.   If this were excluded, sales in the
fiscal 2004 third quarter would have been 11.5 percent higher than the same period last year.

For the fiscal 2004 third quarter, net income was $1,776,000 or $0.62 per diluted share, compared with last year's net income of $509,000, or $0.18 per diluted share. Earnings in the quarter continued to improve because of a significantly higher gross margin due to the implementation of cost reduction programs, a restructuring program undertaken last year, a better product mix and the absence of manufacturing inefficiencies. The gross margin in the fiscal 2004 third quarter improved 448 basis points over the same period last year.

Net sales for the 2004 fiscal nine months were up 2.0 percent to $128,943,000 compared with last year's $126,491,000. Included in the 2004 nine month sales were net favorable currency exchange rate benefits of approximately $8.3 million when compared to the same period last year.

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The prior year's fiscal nine months included $9.5 million in sales from the
Japanese distribution subsidiary that are no longer recognized in accordance with the amended agreement discussed previously. This change had no impact on net earnings. Net income for the 2004 first nine months was $2,455,000 or $0.86 per diluted share compared with last year's net loss of $4,309,000 or $1.54 per share.

As previously announced, the Company sold its 25.0 percent minority interest in Palmer Johnson Distributors, LLC (PJD) for $3,900,000 in cash to the majority holder, PJD, Inc. in January 2004. As a result it did not contribute to earnings during the quarter and the sale approximated the net book value of the investment.

Chairman and Chief Executive Officer Michael E. Batten said, "Management is quite pleased with the progress of the turnaround. Our sales during the past three months were the highest for any quarter this year and we are seeing this improving trend continuing into the fourth quarter. Further, our trailing 12 month earnings are now $1.56 per diluted share.

"Our backlog of orders to be shipped over the next six months is $52,300,000. This is an increase of 10.0 percent from the prior quarter and up over 70.0
percent since the start of the fiscal year.   We are encouraged by this growth
and continue to work closely with our vendors to make sure of timely deliveries of supplies so that we will meet all scheduled shipment dates."

Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

This press release may contain statements that are forward-looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

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
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (In thousands, except per-share data; unaudited)



                               Three Months Ended         Nine Months Ended
                                     March 31,                March 31,
                                 2004       2003          2004        2003
                                 ----       ----          ----        ----
Net sales                     $48,606     $47,177       $128,943    $126,491
Cost of goods sold             35,689      36,752         96,409     103,457
                               ------      ------        -------     -------
    Gross profit               12,917      10,425         32,534      23,034
Marketing, engineering and
    administrative expenses     9,520       9,041         27,156      26,331
Restructuring of operations         0           0              0       2,042
                               ------      ------         ------     -------
    Operating income            3,397       1,384          5,378      (5,339)
Interest expense                  272         350            835         983
Other (income) expense, net       (42)       (133)          (227)       (238)
                               ------      ------         ------     -------
Earnings (loss) before income
    taxes and minority interest 3,167       1,167          4,770      (6,084)
Income taxes                    1,393         650          2,298      (1,781)
                               ------      ------         ------     -------
Earnings (loss) before minority
 Interest                       1,774         517          2,472      (4,303)
Minority interest, net of income
Taxes                               2          (8)           (17)         (6)
                               ------      ------         ------     -------
Net earnings (loss)           $ 1,776     $   509       $  2,455    $ (4,309)

Earnings (loss) per share:
    Basic                     $  0.63     $  0.18       $   0.87    $  (1.54)
    Diluted                   $  0.62     $  0.18       $   0.86    $  (1.54)

Average shares outstanding:
    Basic                       2,819       2,806          2,811       2,807
    Diluted                     2,848       2,806          2,832       2,807

Dividends per share           $ 0.175     $ 0.175       $  0.525    $  0.525


Contact:     Twin Disc, Inc.
             Christopher J. Eperjesy    (262-638-4343